Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Paul T. Luther	Rob Morrison
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Rob.Morrison@howmet.com

Howmet Aerospace Reports First Quarter 2025 Results

Record Revenue Up 6% Year Over Year, Record Profit, Strong Cash from Operations

$125 Million Deployed for Common Stock Repurchases, Additional $100 Million in April

Full Year 2025 Guidance1: Revenue Range Widened, Increases to Adj. EBITDA*, Adj. EPS*, Free Cash Flow

First Quarter 2025 GAAP Financial Results

•	Revenue of $1.94 billion, up 6% year over year, driven by Commercial Aerospace, up 9%
•	Operating Income Margin of 25.4%
•	Net Income of $344 million versus $243 million in the first quarter 2024; Earnings per Share of $0.84 versus $0.59 in the first quarter 2024
•	Generated $253 million of Cash from Operations; $167 million of Cash used for Financing Activities; and $115 million of Cash used for Investing Activities
•	Share repurchases of $125 million; $0.10 per share common stock dividend, up 100% year over year

First Quarter 2025 Adjusted Financial Results

•	Adjusted EBITDA excluding special items of $560 million, up 28% year over year
•	Adjusted EBITDA margin excluding special items of 28.8%, up 480 basis points year over year
•	Adjusted Operating Income Margin excluding special items of 25.3%, up 500 basis points year over year
•	Adjusted Earnings Per Share excluding special items of $0.86, up 51% year over year
•	Generated $134 million of free cash flow

2025 Guidance: Includes current assumptions of tariff impacts

	Q2 2025 Guidance			FY 2025 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1.980B	$1.990B	$2.000B	$7.880B	$8.030B	$8.180B
Adj. EBITDA*1	$555M	$560M	$565M	$2.225B	$2.250B	$2.275B
Adj. EBITDA Margin*1	28.0%	28.1%	28.3%	28.2%	28.0%	27.8%
Adj. Earnings per Share*1	$0.85	$0.86	$0.87	$3.36	$3.40	$3.44
Free Cash Flow[1]				$1.100B	$1.150B	$1.200B

* Excluding special items

1 Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2025 Guidance” below.

Key Announcements

•	Repurchased $125 million of common stock in first quarter 2025 at average price of $124.24 per share
•	Repurchased an additional $100 million of common stock in April 2025 at average price of $125.61 per share
•	Paid a quarterly dividend of $0.10 per share on the Company’s common stock in first quarter 2025, up 100% from first quarter 2024’s $0.05 dividend per share
•	Fitch Ratings upgraded Howmet Aerospace’s Long-Term Issuer Default Rating from BBB to BBB+ on March 31, 2025
•	Full Year 2025 Guidance: Revenue range widened with increases to Adj. EBITDA*, Adj. EPS*, and Free Cash Flow

PITTSBURGH, PA, May 1, 2025 – Howmet Aerospace (NYSE: HWM) today reported first quarter 2025 results. The Company reported record first quarter 2025 revenue of $1.94 billion, up 6% year over year, primarily driven by growth in the commercial aerospace market of 9%.

Howmet Aerospace reported Net Income of $344 million, or $0.84 per share, in the first quarter 2025 versus $243 million, or $0.59 per share, in the first quarter 2024, and included approximately $7 million in net charges from special items. Net Income excluding special items was $351 million, or $0.86 per share, in the first quarter 2025, versus $238 million, or $0.57 per share, in the first quarter 2024.

First quarter 2025 Operating Income was $494 million, up 34% year over year. Operating Income excluding special items was $491 million, up 33% year over year. Operating Income Margin was 25.4%, up approximately 520 basis points year over year. First quarter 2025 Adjusted Operating Income Margin excluding special items was 25.3%, up approximately 500 basis points year over year.

First quarter 2025 Adjusted EBITDA excluding special items was $560 million, up 28% year over year. The year-over-year increase was driven by strong growth and performance in the commercial and defense aerospace markets, partially offset by declines in the commercial transportation market. Adjusted EBITDA margin excluding special items was up approximately 480 basis points year over year at 28.8%.

Howmet Aerospace Executive Chairman and Chief Executive Officer John Plant said, “The Howmet team delivered a solid start to 2025, setting quarterly records in revenue, Adjusted EBITDA*, Adjusted EBITDA margin*, and Adjusted Earnings Per Share* while exceeding all aspects of our baseline guidance. Margin progression within the Fastening Systems and Engineered Structures segments was particularly noteworthy. Free cash flow was healthy at $134 million, up from $95 million in the prior year, and marked the eighth consecutive quarter of positive free cash flow generation.”

Mr. Plant continued, “Free cash flow was deployed with a $0.10 per share common stock dividend, up 25% from the prior quarter, $125 million of common stock repurchases in the first quarter 2025, and an additional $100 million of repurchases in April. Howmet Aerospace’s strong balance sheet continues to be recognized by the rating agencies, with Fitch upgrading its debt rating on the Company to BBB+, three notches into Investment Grade.”

* Excluding special items

“Turning to the outlook, the commercial aerospace market remains poised for continued growth. Air passenger traffic continues to grow, led more recently by Europe and Asia Pacific. There has been some recent moderation in North American traffic growth, driven by tariff-related and economic uncertainty. Nevertheless, Howmet Aerospace’s engine and airframe OEM customers continue to demonstrate growth, with record backlogs supported by under-build of aircraft in recent years and the desire for new, fuel-efficient aircraft. We continue to expect healthy growth in the defense aerospace market as well as industrial and other, with demand for industrial gas turbine fueled by significant data center expansion. For commercial transportation, a potential increase in truck builds in the second half of 2025 is less certain, given tariff-related and economic uncertainty in North America. However, our premium products and strong market position should allow Howmet Aerospace to continue to outperform the overall market. While the tariff situation remains fluid, we expect to pass on tariff-related costs to our customers. Taking these factors into account including the impact of tariffs, for the full year 2025 guidance, the revenue range has been widened with increases to Adjusted EBITDA*, Adjusted EPS*, and Free Cash Flow. The balance sheet continues to strengthen, and liquidity remains healthy.”

First Quarter 2025 Segment Performance

Engine Products	1Q24	2Q24	3Q24	4Q24	1Q25
(in U.S. dollar millions)
Third-party sales	$885	$933	$945	$972	$996
Inter-segment sales	$2	$1	$3	$1	$2
Provision for depreciation and amortization	$33	$33	$34	$39	$34
Segment Adjusted EBITDA	$249	$292	$307	$302	$325
Segment Adjusted EBITDA Margin	28.1%	31.3%	32.5%	31.1%	32.6%
Restructuring and other charges (credits)	$—	$(1)	$1	$1	$—
Capital expenditures	$55	$33	$55	$76	$86

Engine Products reported first quarter 2025 revenue of $996 million, an increase of 13% year over year, due to growth in the commercial aerospace, defense aerospace, industrial gas turbine, and oil and gas markets. Segment Adjusted EBITDA was $325 million, up 31% year over year, driven by favorable growth in the commercial aerospace, defense aerospace, industrial gas turbine, and oil and gas markets. The Segment absorbed approximately 500 net headcount in the quarter in support of expected revenue increases. Segment Adjusted EBITDA margin increased approximately 450 basis points year over year to 32.6%.

Fastening Systems	1Q24	2Q24	3Q24	4Q24	1Q25
(in U.S. dollar millions)
Third-party sales	$389	$394	$392	$401	$412
Inter-segment sales	$—	$—	$—	$1	$—
Provision for depreciation and amortization	$11	$13	$12	$11	$12
Segment Adjusted EBITDA	$92	$101	$102	$111	$127
Segment Adjusted EBITDA Margin	23.7%	25.6%	26.0%	27.7%	30.8%
Restructuring and other charges (credits)	$—	$2	$1	$2	$—
Capital expenditures	$7	$5	$5	$9	$10

Fastening Systems reported revenue of $412 million, an increase of 6% year over year due to growth in the commercial aerospace market, partially offset by declines in the commercial transportation market. Segment Adjusted EBITDA was $127 million, up 38% year over year, driven by growth in the commercial aerospace market as well as productivity gains, partially offset by declines in the commercial transportation market. Segment Adjusted EBITDA margin increased approximately 710 basis points year over year to 30.8%.

Engineered Structures	1Q24	2Q24	3Q24	4Q24	1Q25
(in U.S. dollar millions)
Third-party sales	$262	$275	$253	$275	$282
Inter-segment sales	$1	$3	$3	$3	$3
Provision for depreciation and amortization	$11	$11	$10	$10	$12
Segment Adjusted EBITDA	$37	$40	$38	$51	$60
Segment Adjusted EBITDA Margin	14.1%	14.5%	15.0%	18.5%	21.3%
Restructuring and other charges (credits)	$—	$14	$1	$(3)	$(4)
Capital expenditures	$6	$5	$5	$4	$5

Engineered Structures reported revenue of $282 million, an increase of 8% year over year due to growth in the defense aerospace market. Segment Adjusted EBITDA was $60 million, up 62% year over year, driven by growth in the defense aerospace market as well as productivity gains. Segment Adjusted EBITDA margin increased approximately 720 basis points year over year to 21.3%.

Forged Wheels	1Q24	2Q24	3Q24	4Q24	1Q25
(in U.S. dollar millions)
Third-party sales	$288	$278	$245	$243	$252
Provision for depreciation and amortization	$10	$10	$10	$12	$10
Segment Adjusted EBITDA	$82	$75	$64	$66	$68
Segment Adjusted EBITDA Margin	28.5%	27.0%	26.1%	27.2%	27.0%
Restructuring and other charges (credits)	$—	$—	$1	$—	$—
Capital expenditures	$12	$9	$14	$10	$15

Forged Wheels reported revenue of $252 million, a decrease of 13% year over year due to lower volumes in the commercial transportation market, partially offset by an increase in aluminum and other inflationary cost pass through. Segment Adjusted EBITDA was $68 million and decreased 17% year over year due to lower volumes in the commercial transportation market. Segment Adjusted EBITDA margin decreased approximately 150 basis points year over year to 27.0%.

Repurchased $125 Million of Common Stock in First Quarter 2025, $100 Million in April 2025

In the first quarter 2025, Howmet Aerospace repurchased $125 million of common stock at an average price of $124.24 per share, retiring approximately 1.0 million shares. In April 2025, the Company repurchased an additional $100 million of common stock at an average price of $125.61 per share, retiring approximately 0.8 million shares. As of April 30, 2025, total share repurchase authorization available was $1.972 billion.

Quarterly Common Stock Dividend of $0.10 Per Share Paid in First Quarter 2025

On February 25, 2025, the Company paid a quarterly dividend of $0.10 per share on its common stock, up 100% from the $0.05 per share dividend paid in the first quarter 2024. The Board of Directors announced a quarterly dividend of $0.10 per share on the Company’s common stock to be paid on May 27, 2025 to the holders of record of the common stock at the close of business on May 9, 2025.

Fitch Upgraded Howmet Aerospace Rating to BBB+

On March 31, 2025, Fitch Ratings upgraded Howmet Aerospace’s Long-Term Issuer Default Rating from BBB to BBB+, three notches into Investment Grade.

2025 Guidance: Includes current assumptions of tariff impacts

	Q2 2025 Guidance			FY 2025 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1.980B	$1.990B	$2.000B	$7.880B	$8.030B	$8.180B
Adj. EBITDA*1	$555M	$560M	$565M	$2.225B	$2.250B	$2.275B
Adj. EBITDA Margin*1	28.0%	28.1%	28.3%	28.2%	28.0%	27.8%
Adj. Earnings per Share*1	$0.85	$0.86	$0.87	$3.36	$3.40	$3.44
Free Cash Flow[1]				$1.100B	$1.150B	$1.200B

* Excluding Special Items

1 Reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures, such as gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. In addition, there is inherent variability already included in the GAAP measures, including, but not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Thursday, May 1, 2025. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on May 1, via the “Investors” section of the Howmet Aerospace website.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and airframe structural components necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged aluminum wheels for commercial transportation. With approximately 1,170 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft and commercial trucks to operate with a lower carbon footprint. For more information, visit www.howmet.com.

Dissemination of Company Information
Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates", "believes", "could", “envisions”, "estimates", "expects", "forecasts", "goal", "guidance", "intends", "may", "outlook", "plans", “poised”, "projects", "seeks", "sees", "should", "targets", "will", "would", or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future dividends, debt issuances, debt reduction and repurchases of its common stock. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally, or unfavorable changes in the markets served by Howmet Aerospace, including due to escalating tariff and other trade policies and the resulting impacts on Howmet Aerospace’s supply and distribution chains, as well as on market volatility and global trade generally; (b) the impact of potential cyber attacks and information technology or data security breaches; (c) the loss of significant customers or adverse changes in customers’ business or financial conditions; (d) manufacturing difficulties or other issues that impact product performance, quality or safety; (e) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (f) failure to attract and retain a qualified workforce and key personnel, labor disputes or other employee relations issues; (g) the inability to achieve improvement in or strengthening of financial performance, operations or competitiveness anticipated or targeted; (h) inability to meet increased demand, production targets or commitments; (i) competition from new product offerings, disruptive technologies or other developments; (j) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including geopolitical and diplomatic tensions, instabilities, conflicts and wars, as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (l) failure to comply with government contracting regulations; (m) adverse changes in discount rates or investment returns on pension assets; and (n) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2024 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. Under its share repurchase program, the Company may repurchase shares from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions, legal requirements and other considerations. The Company is not obligated to repurchase any specific number of shares or to do so at any particular time. The declaration of any future dividends is subject to the discretion and approval of the Board of Directors after the Board’s consideration of all factors it deems relevant and subject to applicable law. The Company may modify, suspend, or cancel its share repurchase program or its dividend policy in any manner and at any time that it may deem necessary or appropriate. Credit ratings are not a recommendation to buy or hold any Howmet Aerospace securities, and they may be revised or revoked at any time at the sole discretion of the credit rating organizations. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Other Information

In this press release, the acronym “FY” means “full year”; “Q” means “quarter”; “YoY” means year over year; “Adj.” means adjusted; and references to performance by Howmet Aerospace or its segments as “record” mean its best result since April 1, 2020 when Howmet Aerospace Inc. (previously named Arconic Inc.) separated from Arconic Corporation.

Howmet Aerospace Inc. and subsidiaries

Statement of Consolidated Operations (unaudited)

(in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	March 31, 2025	December 31, 2024	March 31, 2024
Sales	$1,942	$1,891	$1,824

Cost of goods sold (exclusive of expenses below)	1,290	1,289	1,290
Selling, general administrative, and other expenses	85	77	88
Research and development expenses	8	7	10
Provision for depreciation and amortization	69	73	67
Restructuring and other credits	(4)	—	—
Operating income	494	445	369

Interest expense, net	39	40	49
Other expense, net	9	13	17

Income before income taxes	446	392	303
Provision for income taxes	102	78	60
Net income	$344	$314	$243

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - basic(1):
Net income per share	$0.85	$0.77	$0.59
Average number of shares(2)(3)	405	406	410

Earnings per share - diluted(1):
Net income per share	$0.84	$0.77	$0.59
Average number of shares(2)(3)	407	408	412

Common stock outstanding at the end of the period	404	405	408

(1)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of less than $1 for the quarters presented need to be subtracted from Net income.
(2)	For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding restricted stock unit awards and employee stock options.
(3)	As average shares outstanding are used in the calculation of both basic and diluted earnings per share, the full impact of share repurchases is not fully realized in earnings per share ("EPS") in the period of repurchase since share repurchases may occur at varying points during a period.

Howmet Aerospace Inc. and subsidiaries

Consolidated Balance Sheet (unaudited)

(in U.S. dollar millions)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$536	$564
Receivables from customers, less allowances of $— in both 2025 and 2024	888	689
Other receivables	13	20
Inventories	1,902	1,840
Prepaid expenses and other current assets	215	249
Total current assets	3,554	3,362
Properties, plants, and equipment, net	2,440	2,386
Goodwill	4,028	4,010
Deferred income taxes	32	35
Intangibles, net	470	475
Other noncurrent assets	248	251
Total assets	$10,772	$10,519

Liabilities
Current liabilities:
Accounts payable, trade	$991	$948
Accrued compensation and retirement costs	235	305
Taxes, including income taxes	105	60
Accrued interest payable	32	59
Other current liabilities	178	171
Long-term debt due within one year	7	6
Total current liabilities	1,548	1,549
Long-term debt	3,317	3,309
Accrued pension benefits	625	625
Accrued other postretirement benefits	54	54
Other noncurrent liabilities and deferred credits	436	428
Total liabilities	5,980	5,965

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	404	405
Additional capital	3,095	3,206
Retained earnings	3,068	2,766
Accumulated other comprehensive loss	(1,830)	(1,878)
Total equity	4,792	4,554
Total liabilities and equity	$10,772	$10,519

Howmet Aerospace Inc. and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in U.S. dollar millions)

	First quarter ended March 31,
	2025	2024
Operating activities
Net income	$344	$243
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	69	67
Deferred income taxes	18	32
Restructuring and other credits	(4)	—
Net realized and unrealized losses	5	7
Net periodic pension cost	10	10
Stock-based compensation	14	15
Other	3	1
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(189)	(127)
Increase in inventories	(49)	(31)
Decrease in prepaid expenses and other current assets	24	23
Increase in accounts payable, trade	58	22
Decrease in accrued expenses	(91)	(87)
Increase in taxes, including income taxes	60	15
Pension contributions	—	(2)
Increase in noncurrent assets	(1)	(2)
Decrease in noncurrent liabilities	(18)	(9)
Cash provided from operations	253	177
Financing Activities
Repurchases and payments on debt	(1)	—
Repurchases of common stock	(125)	(150)
Proceeds from exercise of employee stock options	1	5
Dividends paid to shareholders	(42)	(21)
Taxes paid for net share settlement of equity awards	—	(12)
Cash used for financing activities	(167)	(178)
Investing Activities
Capital expenditures	(119)	(82)
Proceeds from the sale of assets and businesses	5	7
Other	(1)	—
Cash used for investing activities	(115)	(75)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	—
Net change in cash, cash equivalents and restricted cash	(28)	(76)
Cash, cash equivalents and restricted cash at beginning of period	565	610
Cash, cash equivalents and restricted cash at end of period	$537	$534

Howmet Aerospace Inc. and subsidiaries

Segment Information (unaudited)

(in U.S. dollar millions)

	1Q24	2Q24	3Q24	4Q24	2024	1Q25
Engine Products
Third-party sales	$885	$933	$945	$972	$3,735	$996
Inter-segment sales	$2	$1	$3	$1	$7	$2
Provision for depreciation and amortization	$33	$33	$34	$39	$139	$34
Segment Adjusted EBITDA	$249	$292	$307	$302	$1,150	$325
Segment Adjusted EBITDA Margin	28.1%	31.3%	32.5%	31.1%	30.8%	32.6%
Restructuring and other (credits) charges	$—	$(1)	$1	$1	$1	$—
Capital expenditures	$55	$33	$55	$76	$219	$86

Fastening Systems
Third-party sales	$389	$394	$392	$401	$1,576	$412
Inter-segment sales	$—	$—	$—	$1	$1	$—
Provision for depreciation and amortization	$11	$13	$12	$11	$47	$12
Segment Adjusted EBITDA	$92	$101	$102	$111	$406	$127
Segment Adjusted EBITDA Margin	23.7%	25.6%	26.0%	27.7%	25.8%	30.8%
Restructuring and other charges	$—	$2	$1	$2	$5	$—
Capital expenditures	$7	$5	$5	$9	$26	$10

Engineered Structures
Third-party sales	$262	$275	$253	$275	$1,065	$282
Inter-segment sales	$1	$3	$3	$3	$10	$3
Provision for depreciation and amortization	$11	$11	$10	$10	$42	$12
Segment Adjusted EBITDA	$37	$40	$38	$51	$166	$60
Segment Adjusted EBITDA Margin	14.1%	14.5%	15.0%	18.5%	15.6%	21.3%
Restructuring and other charges (credits)	$—	$14	$1	$(3)	$12	$(4)
Capital expenditures	$6	$5	$5	$4	$20	$5

Forged Wheels
Third-party sales	$288	$278	$245	$243	$1,054	$252
Provision for depreciation and amortization	$10	$10	$10	$12	$42	$10
Segment Adjusted EBITDA	$82	$75	$64	$66	$287	$68
Segment Adjusted EBITDA Margin	28.5%	27.0%	26.1%	27.2%	27.2%	27.0%
Restructuring and other charges	$—	$—	$1	$—	$1	$—
Capital expenditures	$12	$9	$14	$10	$45	$15

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited)

(in U.S. dollar millions)

Reconciliation of Total Segment Adjusted EBITDA to Consolidated Income Before Income Taxes

	1Q24	2Q24	3Q24	4Q24	2024	1Q25
Income before income taxes	$303	$334	$354	$392	$1,383	$446
Loss on debt redemption	—	—	6	—	6	—
Interest expense, net	49	49	44	40	182	39
Other expense, net	17	15	17	13	62	9
Operating income	$369	$398	$421	$445	$1,633	$494
Segment provision for depreciation and amortization	65	67	66	72	270	68
Unallocated amounts:
Restructuring and other charges (credits)	—	22	(1)	—	21	(4)
Corporate expense(1)	26	21	25	13	85	22
Total Segment Adjusted EBITDA	$460	$508	$511	$530	$2,009	$580

Total Segment Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Total Segment Adjusted EBITDA provides additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Total Segment Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Howmet’s definition of Total Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items, including Restructuring and other charges (credits), are excluded from net margin and Segment Adjusted EBITDA. Differences between the total segment and consolidated totals are in Corporate.

(1) Pre-tax special items included in Corporate expense

	1Q24	2Q24	3Q24	4Q24	2024	1Q25
Plant fire reimbursements, net	$—	$(6)	$—	$(12)	$(18)	$—
Costs (benefits) associated with closures, supply chain disruptions, and other items	1	—	(1)	1	1	1
Total Pre-tax special items included in Corporate expense	$1	$(6)	$(1)	$(11)	$(17)	$1

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

Reconciliation of Free cash flow	Quarter ended
	1Q24	1Q25
Cash provided from operations	$177	$253
Capital expenditures	(82)	(119)
Free cash flow	$95	$134

The Accounts Receivable Securitization program remains unchanged at $250 outstanding.

Free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations). It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions, except per-share and share amounts)

Reconciliation of Net income excluding Special items	Quarter ended
	1Q24	4Q24	1Q25
Net income	$243	$314	$344

Diluted earnings per share ("EPS")	$0.59	$0.77	$0.84

Average number of diluted shares	412	408	407

Special items:
Restructuring and other credits	—	—	(4)
Plant fire reimbursements, net	—	(12)	—
Costs associated with closures, supply chain disruptions, and other items	1	1	1
Subtotal: Pre-tax special items	1	(11)	(3)
Tax impact of Pre-tax special items(1)	—	2	1
Subtotal	1	(9)	(2)

Discrete and other tax special items(2)	(6)	(2)	9
Total: After-tax special items	(5)	(11)	7
Net income excluding Special items	$238	$303	$351

Diluted EPS excluding Special items	$0.57	$0.74	$0.86

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other credits, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income and Diluted EPS determined under GAAP as well as Net income excluding Special items and Diluted EPS excluding Special items.

(1)	The Tax impact of Pre-tax special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

(2)	Discrete tax items for each period included the following:

•	for 1Q24, a benefit to release a valuation allowance related to U.S. foreign tax credits ($6), and a net benefit for other small items ($1);

•	for 4Q24, a benefit to release a valuation allowance related to U.S. state tax losses and credits ($6), an excess tax benefit for stock compensation ($1), a charge for prior year audit assessments and tax adjustments $4, and a charge to adjust a valuation allowance related to U.S. foreign tax credits $2; and

•	for 1Q25, a net charge related to the expiration of a tax holiday in China $6, a charge for a tax reserve established in Germany $2, and a net charge for other small items $1.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions)

Reconciliation of Operational tax rate	1Q25
	Effective tax rate, as reported	Special items(1)(2)	Operational tax rate, as adjusted
Income before income taxes	$446	$(3)	$443
Provision for income taxes	$102	$(10)	$92
Tax rate	22.9%		20.8%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	Pre-tax special items for 1Q25 included Restructuring and other credits ($4), partially offset by Costs associated with closures, supply chain disruptions, and other items $1.

(2)	Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for 1Q25 included a net charge related to the expiration of a tax holiday in China $6, a charge for a tax reserve established in Germany $2, and a net charge for other small items $1.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA	Quarter ended
margin excluding Special items	1Q24	4Q24	1Q25
Sales	$1,824	$1,891	$1,942
Operating income	$369	$445	$494
Operating income margin	20.2%	23.5%	25.4%

Net income	$243	$314	$344
Add:
Provision for income taxes	$60	$78	$102
Other expense, net	17	13	9
Interest expense, net	49	40	39
Restructuring and other credits	—	—	(4)
Provision for depreciation and amortization	67	73	69
Adjusted EBITDA	$436	$518	$559

Add:
Plant fire reimbursements, net	$—	$(12)	$—
Costs associated with closures, supply chain disruptions, and other items	1	1	1
Adjusted EBITDA excluding Special items	$437	$507	$560

Adjusted EBITDA margin excluding Special items	24.0%	26.8%	28.8%

Incremental margin	Quarter ended
	1Q24	1Q25	1Q25 YoY
Third-party sales (a)	$1,824	$1,942	$118

Operating income (b)	$369	$494	$125

Adjusted EBITDA excluding Special items (c)	$437	$560	$123

Incremental operating income margin (b)/(a)			106%

Incremental margin (c)/(a)			104%

Adjusted EBITDA, Adjusted EBITDA excluding Special items, Adjusted EBITDA margin excluding Special items, Third-party sales, and Incremental margin are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization. Special items, including Restructuring and other credits, are excluded from Adjusted EBITDA.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions)

Reconciliation of Adjusted Operating Income Excluding Special	Quarter ended
Items and Adjusted Operating Income Margin Excluding Special Items	1Q24	4Q24	1Q25
Sales	$1,824	$1,891	$1,942
Operating income	$369	$445	$494
Operating income margin	20.2%	23.5%	25.4%

Add:
Restructuring and other credits	$—	$—	$(4)
Plant fire reimbursements, net	—	(12)	—
Costs associated with closures, supply chain disruptions, and other items	1	1	1
Adjusted operating income excluding Special items	$370	$434	$491

Adjusted operating income margin excluding Special items	20.3%	23.0%	25.3%

Adjusted operating income excluding Special items and Adjusted operating income margin excluding Special items are non-GAAP financial measures. Special items, including Restructuring and other credits, are excluded from Adjusted operating income. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.